                                  VISIJET, INC.
                          192 TECHNOLOGY DRIVE, SUITE Q
                            IRVINE, CALIFORNIA 92618
                          ----------------------------
                              INFORMATION STATEMENT
                          ----------------------------

 WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

         This Information Statement is being mailed or otherwise furnished to stockholders of VisiJet, Inc., a Delaware corporation ("VisiJet" or the "Company"), in connection with the approval, by written consent of the holders of a majority of the Company's Common Stock, of (i) an amendment to the Certificate of Incorporation of the Company to increase the authorized Common Stock of the Company to 100,000,000 shares, and (ii) VisiJet's 2003 Stock Option Plan.

         This Information Statement is being first sent to stockholders on or about December 28, 2004.

VOTE REQUIRED

         The vote required to approve each matter was the affirmative vote of the holders of a majority of the Company's Common Stock.

         The record date for purposes of determining the number of outstanding shares of Common Stock of the Company, and for determining stockholders entitled to vote, was the close of business on August 31, 2004. As of the record date, the Company had 27,879,663 shares of Common Stock outstanding. Holders of the shares have no preemptive rights. Shareholders beneficially owning 13,971,264 shares as of the record date executed written consents approving the two matters.

THE ACTIONS

         INCREASE IN AUTHORIZED SHARES. On July 15, 2004, the Board of Directors approved, subject to stockholder approval, an Amendment to the Company's Certificate of Incorporation to increase the number of Common Stock which the Company is authorized to issue from fifty million (50,000,000) shares to one hundred million (100,000,000) shares. At present, the Certificate of Incorporation provides that the total number of shares the Company has authority to issue is fifty million (50,000,000) shares of Common Stock and ten million (10,000,000) shares of Preferred Stock. The authorized Preferred Stock is unaffected by the proposed amendment.

         Following approval by the Board of Directors, the proposal was approved by the written consent of holders of a majority of the Company's outstanding common stock.

         The change will be accomplished by amending the second sentence of
ARTICLE IV of the Company's Certificate of Incorporation to read as follows:

                  The total number of shares of Common Stock this Corporation is authorized to issue is 100,000,000, and each such share shall have a par value of $.001, and the total number of shares of Preferred Stock this corporation is authorized to issue is 10,000,000, and each such share shall have a par value of $.001.

         The Amendment will become effective upon filing the Amendment to the Company's Certificate of Incorporation with the Delaware Secretary of State, anticipated to be approximately twenty-one days after this Information Statement has been distributed to the Company's stockholders.

         The Board of Directors of the Company believes that the Amendment is advisable and in the best interests of the Company and its stockholders in order allow it to honor existing equity financing commitments, to provide for conversion of outstanding convertible securities into Common Stock or issuance of shares of Common Stock upon exercise of outstanding options and warrants, and to attract and obtain additional sources of capital in the future pursuant to additional equity financing transactions.

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         APPROVAL OF STOCK OPTION PLAN. On November 10, 2003 the Board of
Directors of VisiJet approved the VisiJet 2003 Stock Option Plan. The Option Plan provides for the grant of incentive and non-qualified stock options to selected employees, as well as the grant of non-qualified options to selected directors, advisory board members and consultants. The Option Plan is administered by the Compensation Committee of the Board of Directors and authorizes the grant of options for 3,000,000 shares. The Compensation Committee determines the individual employees and consultants who participate under the Plan, the terms and conditions of options, the option price, the vesting schedule of options and other terms and conditions of the options granted pursuant thereto.

         As of November 30, 2004, options to purchase a total of 2,460,000 shares of the Company's common stock were outstanding. The following table summarizes information about stock options outstanding at November 30, 2004:

                             Weighted
                             Average
Exercise       Number        Life in       Number
 Price       Outstanding      Years      Exercisable
--------     -----------     -------     -----------
 $1.10        1,090,000        9.06        610,006
 $0.40        1,370,000        9.98        220,000
             -----------                 -----------
              2,460,000                    830,006

ACTION BY WRITTEN CONSENT

         Under Section 228 of the Delaware General Corporation Law, any action which may be taken at any meeting of the stockholders may also be taken without a meeting and without prior notice and without a vote, so long as a consent is signed by the holders of the number of outstanding shares that would be necessary to authorize such action at a shareholders' meeting at which all shares entitled to vote were present and voted (here, a majority of the outstanding shares of Common Stock of the Company).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The table below lists the beneficial ownership of our common stock, as of November 30, 2004, by each person known by us to be the beneficial owner of more than 5% of our common stock, by each of our directors and officers, and by all of our directors and officers as a group.

 Name and Address of                    Number of Shares              Percent
 Beneficial Owner                    Beneficially Owned(1)(2)        of Class(2)
--------------------------------------------------------------------------------
Lance Doherty                              4,585,758(3)                15.55%
9342 Jeronimo Road
Irvine, CA 92618

Liberty View Special                       5,118,571(3)                15.19%
Opportunities Fund (4)
111 River Street, Suite 1000
Hoboken, NJ  07030

Financial Entrepreneurs, Inc. (5)          3,383,001(3)                11.86%
300 South 4th Street
Las Vegas, Nevada 89101

David E. Eisenberg Trust (6)               2,950,000(3)                 9.70%
520 Madison, 38th Floor
New York, NY 10022

Bushido Capital Master Fund, LP (7)        2,708,572(3)                 8.74%
275 Seventh Avenue, Suite 2000
New York, NY  10001

Bridges & PIPES, LLC (8)                   2,384,286(3)                 7.74%
830 3rd Avenue, 14th Floor
New York, NY  10022

Taika Investments, Inc. (9)                2,200,000                    7.67%
Calle Los Mangos C/Alameda
Edificio Los Mangos PB
OFC 1 y 2
La Campina
Caracas 1030
Venezuela

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Lewis Family Interest, LP (10)             1,950,000(3)                 6.63%
520 Madison, 38th Floor
New York, NY 10022

Randal A. Bailey **                          510,357(3)                 1.77%
192 Technology Dr., Suite Q
Irvine, CA 92618

Richard H. Keates, M.D.**                    425,000(3)                 1.47%
20 Sutton Place South
New York, NY 10022

Laurence Schreiber**                         243,478(3)                    *
192 Technology Dr., Suite Q
Irvine, CA 92618

Norman Schwartz**                            125,664(3)                    *
192 Technology Dr., Suite Q
Irvine, CA 92618

Adam Krupp**                                  50,000(3)                    *
535 Eighth Avenue, 14th Floor
New York, NY 10018

All directors and executive
officers as a group (5 persons)            1,354,499(3)                 4.60%
---------

* Denotes less than one percent.
** Denotes Member of the Board of Directors.

(1) Except as set forth, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) Applicable percentage of ownership is based on 28,677,520 shares outstanding as of November 30, 2004, together with applicable warrants, options and convertible debt for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Shares subject to options, warrants and convertible debt currently exercisable/convertible, or exercisable/convertible within 60 days after November 30, 2004, are included in the number of shares beneficially owned and are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other stockholder.

(3) Includes shares issuable upon exercise of currently exercisable options or warrants, or conversion of debt.

(4) Controlled by Ryan Hay.
(5) Controlled by Norton Cooper
(6) Controlled by David E. Eisenberg
(7) Controlled by Louis Rabman
(8) Controlled by David Fuchs
(9) Controlled by Carlos Fernandez
(10) Controlled by Peter C. Lewis

REASONS FOR THE PROPOSED INCREASE IN CAPITAL; INTEREST OF PRINCIPAL SHAREHOLDERS AND DIRECTORS IN THE PROPOSED INCREASE

         The Board of Directors approved the increase in the authorized shares because of a series of transactions, which may, in the aggregate, require the issuance of shares of Common Stock in excess of the amount currently available to be issued. In connection with certain of the transactions, the Company agreed to increase the authorized number of shares of Common Stock. In addition to authorizing sufficient shares to satisfy existing obligations, the Board of Directors believes that it is in the best interests of the Company to have a sufficient number of shares of Common Stock available for future acquisition or financing transactions.

         The following is a description of transactions completed during 2004, which could entail the issuance of additional shares of Common Stock.

         In financing transactions in early 2004, the Company issued warrants to purchase 585,000 shares of Common Stock.

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         In February 2004, the Company issued $500,000 in debentures and, in connection with these debentures, issued warrants to purchase 375,000 shares of the Company's common stock to the debenture holders.

         In May 2004, the Company issued $750,000 in debentures and, in connection with these debentures, issued warrants to purchase 500,000 shares of the Company's common stock to the debenture holders.

         Also in May 2004, the Company issued $800,000 in convertible debentures, convertible into Common Stock of the Company. In addition, the debenture holders received warrants to purchase an aggregate of 1,066,666 shares of the Company's common stock.

         In June 2004, the Company issued $1,000,000 in convertible debentures. In addition, the debenture holders received warrants to purchase shares 1,000,000 of the Company's common stock.

         In July 2004, the Company entered into convertible note agreements with an aggregate principal balance of $1,000,000. In addition, the debenture holders received warrants to purchase 1,000,000 shares of the Company's common stock.

         In October 2004, VisiJet entered into convertible note agreements with an aggregate principal balance of $850,000. In addition, the debenture holders received warrants to purchase 850,000 shares of the Company's common stock.

         Also in October 2004, the Company consummated the sale of 450,000 shares of Series A Convertible Preferred Stock ("Series A Shares"). The Series A Shares, which have a "stated value" for purposes of conversion and redemption of $10.00 per share, are convertible at any time for a period of three years from the date of issuance into shares of the Company's common stock ("Common Stock"). The number of shares of Common Stock to be issued upon conversion is determined by dividing the aggregate stated value of the Series A Shares being converted, by the conversion price then in effect, which is to be the lesser of $0.609 (the "Fixed Conversion Price"), or eighty percent (80%) of the lowest closing bid price of the Common Stock in the ten (10) trading days preceding the date of conversion, but in no event less than 30 percent (30%) of the Fixed Conversion Price.

         The following is a description of transactions currently pending which, if completed, could entail the issuance of additional shares of Common Stock.

          In October 2004, VisiJet entered into a stock purchase agreement with a private equity investment fund pursuant to which the fund agreed to purchase an aggregate of 4,750,000 shares of the Company's common stock, based on a minimum price of $1.00 per share. In addition, under the agreement the investor would receive five-year warrants to purchase up to 1,900,000 shares of our common stock, at an exercise price of $1.00 per share. Completion of this financing and related funding is contingent on the effectiveness of a Registration Statement covering the shares of common stock and the shares of common stock underlying the warrants, which the Company anticipates filing with the Securities and Exchange Commission.

         The Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock in order to provide the Company with the flexibility to issue Common Stock without further action by the Company's shareholders (unless required by law or regulation), to have sufficient authorized shares to satisfy the obligations described above, and for such other corporate purposes as the Board may deem advisable. These purposes may include, among other things, the sale of shares to obtain additional capital funds, the purchase of property, the use of additional shares for various equity compensation and other employee benefit plans of the Company or of acquired companies, the acquisition of other companies, and other bona fide purposes. Other than as described above, the Company has no present arrangements, agreements or understandings for the use of the additional shares proposed to be authorized. However, the Company is currently seeking equity financing to provide additional funding for operations and regularly explores potential acquisitions and business combinations that might involve the issuance of additional equity.


                                       4

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         The additional shares of Common Stock, for which authorization is sought, would be a part of the existing class of Common Stock and, if, and when issued, would have the same rights and privileges as the currently outstanding shares of Common Stock. Current shareholders do not have preemptive rights under the Company's Certificate of Incorporation, and will not have such rights with respect to these additional authorized shares of Common Stock. If the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current shareholders.

         The proposed amendment to increase the number of authorized shares of Common Stock could under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to hinder the attempt by issuing shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential costs to acquire control of the Company. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, potentially limiting the opportunity for our shareholders to dispose of their shares at a higher price than may otherwise be available. The proposed amendment could have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business. This proposal to increase the authorized Common Stock has been prompted by business and financial considerations, and the Board of Directors is not aware of any attempt to take control of the Company. The Board of Directors has not approved this amendment with the intent that it be utilized as a type of anti-takeover device.

        The Board of Directors believes that the amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock is in the best interests of the Company and its shareholders.

THE STOCK OPTION PLAN

     DESCRIPTION OF THE PLAN. The purpose of the VisiJet 2003 Stock Option Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, by offering them an opportunity to participate in our future performance through awards of options. The Plan is administered by the Compensation Committee of the Board of Directors, and covers a total of 3,000,000 shares. The following is a brief description of the Plan.

         OPTIONS. The Plan allows the grant of both Incentive Stock Options ("ISO") and Nonqualified Stock Options ("NQSOs"). The Compensation Committee selects the persons to whom options will be granted, the number of shares subject to the option, the exercise price of the option, the period during which the option may be exercised, and all other terms and conditions of the option, subject to certain specified conditions. Incentive Stock Options may be granted only to employees (including officers and directors who are also employees) of VisiJet or any parent or subsidiary of VisiJet. Each option granted under the Plan is evidenced by a Stock Option Agreement that will expressly identify the option as an ISO or an NQSO (the "OPTION AGREEMENT"), and will be in such form and contain such provisions (which need not be the same for each participant) as the Compensation Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of the Stock Plan. The date of grant of an option is the date on which the committee makes the determination to grant such option, unless otherwise specified by the committee. The Option Agreement and a copy of the Plan are to be delivered to the participant within a reasonable time after the granting of the option.

         EXERCISE PERIOD. Options may be exercisable within the times or upon the events determined by the committee as set forth in the Stock Option Agreement governing such option; provided, however, that no option will be exercisable after the expiration of 10 years from the date the option is granted. The Option Agreements may provide for vesting of options based on continued employment.

         EXERCISE PRICE. The exercise price of an option is determined by the committee when the option is granted and may be not less than 85 percent of the fair market value of the shares of our common stock on the date of exercise; provided that the exercise price of any ISO granted to a person who beneficially owns more than ten percent of our outstanding Common Stock must be at least 110 percent of the fair market value of our common stock on the date of grant. Payment for the shares may be made in cash or as otherwise provided in the Plan.

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

          METHOD OF EXERCISE. Options may be exercised only by delivery of a written stock option exercise agreement in a form approved by the Compensation Committee, together with payment of the exercise price for the number of shares being purchased.

         TERMINATION. Upon an employee's termination of employment due to disability (as defined in the Plan) or death, (a) all options to the extent then presently exercisable remain in full force and effect and may be exercised for a period of 180 days thereafter (in the case of disability) or twelve months thereafter (in the case of death) , and (b) all Stock Options to the extent not then presently exercisable terminate as of the date of such termination of employment. Upon termination of employment for reasons other than death or disability, the options remain exercisable for 30 days after termination.

         LIMITATIONS ON ISOS. The aggregate fair market value (determined as of the date of grant) of shares of our common stock with respect to which ISOs are exercisable for the first time by a participant during any calendar year may not exceed $100,000.

         OPTION TRANSFERABILITY. Options granted under the Plan are not transferable or assignable by the participant, and may not be made subject to execution, attachment or similar process, other than by will or by the laws of descent and distribution.

          ADOPTION AND STOCKHOLDER APPROVAL. The Plan became effective on the date it was adopted by the Board of Directors. The Plan provides for approval by the stockholders thereafter. The committee may grant options pursuant to the Plan upon approval by the Board of Directors.

         TERM OF PLAN. Unless earlier terminated as provided, the Plan will terminate 10 years from the date of adoption,

         AMENDMENT OR TERMINATION OF THE STOCK PLANS. Our board of directors may at any time terminate or amend the Plan, provided that, to the extent required under Delaware law or to qualify transactions under the Plan for exemption under Rule 16b-3 promulgated under the Exchange Act, no amendment to the Stock Plans is effective without further approval of our stockholders.

REASONS FOR SHAREHOLDER APPROVAL OF THE STOCK OPTION PLAN; INTEREST OF PRINCIPAL SHAREHOLDERS AND DIRECTORS IN THE STOCK OPTION PLAN.

         The Board of Directors believes that it is in the best interests of the Company to approve the Plan so that the Company can grant options to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company.

         Certain officers and directors of VisiJet have received options under the Plan, as follows:

       Name                      Position                  No. of Shares      Exercise Price      Termination
       ----                      --------                  -------------      --------------      -----------
Randal A. Bailey          President and a director            200,000              $1.10         November 10, 2013
                                                              200,000              $0.40         October 20, 2014

Laurence M. Schreiber     Chief Operating Officer and
                          a director                          200,000              $1.10         November 10, 2013
                                                              200,000              $0.40         October 20, 2014

Richard H. Keates, M.D.   Chairman and a director             200,000              $1.10         November 10, 2013
                                                              200,000              $0.40         October 20, 2014

Norman Schwartz           Director and Contracts               75,000              $1.10         November 10, 2013
                          Administrator                       100,000              $0.40         October 20, 2014

Adam Krupp                Director                             25,000              $1.10         November 10, 2013
                                                               25,000              $0.40         October 20, 2014


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ADDITIONAL INFORMATION

         Additional information concerning VisiJet, including its annual and quarterly reports filed with the Securities and Exchange Commission, may be accessed through the Securities and Exchange Commission's EDGAR archives at www.sec.gov.

Dated: December 21, 2004

                                            By Order of the Board of Directors



                                            By: Laurence M. Schreiber, Secretary

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